Exhibit 4.1

Dated 7 July, 2004

Placing and Underwriting Agreement

between

Yanzhou Coal Mining Company Limited

as the Company

and

BNP Paribas Peregrine Capital Limited

as Underwriter

relating to

new H Shares in the capital of

Yanzhou Coal Mining Company Limited

SCHEDULE

SCHEDULE 1	WARRANTIES	17

SCHEDULE 2	SELLING RESTRICTIONS	24

SCHEDULE 3	PURCHASER’S LETTER	26

THIS AGREEMENT is dated 7 July, 2004 and made

BETWEEN:

(1)	Yanzhou Coal Mining Company Limited, whose legal address is at 40 Fushan Road, Zoucheng, Shandong Province 273500, PRC (the “Company”); and

(2)	BNP Paribas Peregrine Capital Limited, whose registered office is at 36/F., Asia Pacific Finance Tower, Citibank Plaza, 3 Garden Road, Central, Hong Kong (“BNP Peregrine” or “Placing Agent”);

RECITALS:

(A)	The Company is a limited company incorporated in the People’s Republic of China as a joint stock limited company in accordance with the provisions set out in the PRC Company Law.

(B)	As at the date hereof, the Company has a registered share capital of RMB2,870,000,000 made up of 1,850,000,000 Domestic Shares (including 180,000,000 A Shares) of nominal value of RMB1.00 each and 1,020,000,000 H Shares of nominal value RMB1.00 each, all of which have been issued and are fully paid up.

(C)	All of the issued H Shares are listed on the Main Board of the Stock Exchange (as defined below) and the ADRs of the Company are listed on the New York Stock Exchange.

(D)	The directors of the Company were granted a general mandate on 25 June 2004 to allot and issue and otherwise deal with up to 204,000,000 new H Shares, which mandate is in force and has not been amended or revoked.

(E)	On 19 May 2004, a document titled 2004 [20] was issued by the China Securities Regulatory Commission, granting approval to the Company for the issue of up to 204,000,000 new H Shares.

(F)	The Company has agreed to appoint the Placing Agent and the Placing Agent has agreed to act as the sole placing agent and underwriter for the purpose of procuring, as agent of the Company, purchasers for, or failing which, to purchase itself as principal the Placing Shares (as defined below) on terms and subject to conditions set out in this Agreement.

(G)	The Company has also agreed to grant the Over-allotment Option in favour of the Placing Agent on terms and conditions herein to require the Company to issue up to 51,000,000 additional new H Shares.

THE PARTIES HEREBY AGREE THAT:-

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement (including the Recitals above) , the following expressions have the following meanings:-

“Accounts”	means the audited consolidated balance sheet and profit and loss account of the Group for the year ended 31 December 2003

“Agreement”	means this placing agreement as amended from time to time by agreement in writing duly executed by the Parties;

“A Shares”	means PRC domestically listed Shares in the share capital of the Company;

“Business Day”	means any day, excluding Saturdays, on which banks in Hong Kong are generally open for business;

“CCASS”	means the Central Clearing and Settlement System established and operated by Hong Kong Securities Clearing Company Limited;

“Completion”	means completion of the Placing in accordance with Clause 4;

“Completion Date”	means the second Business Day immediately after the date of the written notice from the Company to the Placing Agent referred to in Clause 2.3(b) or such other date as the Company and the Placing Agent may agree in writing;

“Companies Ordinance”	means the Companies Ordinance (Cap.32, Laws of Hong Kong), as amended from time to time;

“Conditions”	means the conditions of the Placing set out in Clause 2.1 hereof;

“Domestic Shares”	means PRC domestic Shares, including A-Shares;

“Expenses”	means the expenses relating to the Placing referred to in Clause 5.1(b) hereof;

“Group”	means the Company and its Subsidiaries and the expression “member of the Group” shall be construed accordingly;

“HK$”	means Hong Kong Dollars, the lawful currency of Hong Kong;

“H Shares”	means overseas listed foreign Shares in the share capital of the Company;

“Hong Kong”	means the Hong Kong Special Administrative Region of the PRC;

“Listing Rules”	means the Rules Governing the Listing of Securities on the Main Board of the Stock Exchange;

“NYSE”	means the New York Stock Exchange, Inc.;

“Parties”	means the parties to this Agreement;

“Placees”	means the subscribers of the Placing Shares pursuant to the Placing and includes, where the context so requires, the subscribers for the Over-allotment Option Shares;

“Placing”	means the offer by way of a private placing of the Placing Shares by or on behalf of the Placing Agent to selected Placees upon the terms and subject to the conditions set out in this Agreement;

“Placing Announcement”	means the press announcement on the agreed form proposed to be issued by the Company immediately following the execution of this Agreement;

“Placing Period”	means the period commencing upon the execution of this Agreement and terminating on the Completion Date or where the context so requires, the last date for the exercise of the Over-allotment Option unless terminated earlier pursuant to this Agreement;

“Placing Price”	means the price of HK$8.3 per Placing Share;

“Placing Proceeds”	means the sum of the number of the Placing Shares multiplied by the Placing Price;

“Placing Shares”	means initially 153,000,000 new H Shares to be placed pursuant to the Placing representing approximately 15% of the H Shares currently in issue or approximately 13% of the H Shares in the Share capital as enlarged after the Placing and where the context so requires, such new H Shares together with the Over-allotment Option Shares;

“PRC”	means the People’s Republic of China;

“Over-allotment Option ”	means the option granted by the Company in favour of the Placing Agent in Clause 12;

“Over-allotment Option Shares”	means up to 51,000,000 additional new H Shares which may be required to be issued by the Company pursuant to the Over-allotment Option;

“Over-allotment Placing Proceeds”	means the sum of the number of the Over-allotment Option Shares in respect of which the Over-allotment Option has been exercised by the Placing Agent multiplied by the Placing Price;

“Regulation S”	means Regulation S under the Securities Act;

“RMB”	means Renminbi, the lawful currency of the PRC;

“SEC”	means the United States Securities and Exchange Commission;

“SFC”	means the Securities and Futures Commission of Hong Kong;

“Shares”	means shares in the capital of the Company with RMB denominated par value of RMB1.00 each;

“Stock Exchange”	means The Stock Exchange of Hong Kong Limited;

“Subsidiary”	bears the same meaning set out in Section 2 of the Companies Ordinance as at the date hereof;

“Unplaced Shares”	means (i) such of the 153,000,000 Placing Shares which have not been placed to the Placees by or on behalf of the Placing Agent under this Agreement as at the end of the Placing Period and (ii) such of the 51,000,000 Over-allotment Option Shares as to which the Placing Agent has exercised the Option which have not been placed to Placees by or on behalf of the Placing Agent.

1.2	In this Agreement:-

(A)	References to Recitals, Clause and Schedules are to the clauses and sub-clauses of, and the recitals and schedules to, this Agreement;

(B)	References to any statutory provision or any rule or regulation (whether or not having the force of law) shall be construed as references to the same as amended, varied, modified, consolidated or re-enacted from time to time and to any subordinate legislation made under such statutory provision;

(C)	References to holding companies and subsidiaries are to the same as defined in Section 2 of the Companies Ordinance;

(D)	Words importing the singular include the plural and vice versa, words importing one gender include every gender, and references to persons include bodies corporate and unincorporated; and

(E)	Headings are for ease of reference only and shall not affect the interpretation of this Agreement.

1.3	The Recitals and Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include the Recitals and the Schedules.

2.	CONDITIONS

2.1	Conditions

Completion of this Agreement is conditional upon:

(a)	the Listing Committee of the Stock Exchange granting or agreeing to grant listing of and permission to deal in the Placing Shares and the Over-allotment Option Shares (subject only to the allotment and issue of such shares and/or despatch of the relevant share certificates);

(b)	such listing approval not being subsequently revoked or suspended at any time prior to 9:30 a.m. on the Completion Date;

(c)	trading in the H Shares on the Stock Exchange not being suspended for any single period of more than 2 consecutive Business Days during any time after the publication of the Placing Announcement but prior to the Completion Date; and

(d)	there being no material breach of any of the warranties, representations and undertakings given by the Company under this Agreement.

2.2	Failure to Fulfil

If any of the Conditions has not been fulfilled on or before 21 July 2004 (or such other date as the Placing Agent may agree in writing with the Company), the obligations of the Parties under this Agreement shall ipso facto cease and determine and no party shall have any claim against any other party in respect of any matter or thing arising out of or in connection with this Agreement except in accordance with Clause 11.2.

2.3	Fulfilment of the Conditions

(a)	the Company agrees to use its best endeavours to procure the fulfilment of the Conditions in accordance with Clause 2.1; and

(b)	the Company shall immediately give written notice to the Placing Agent of the fulfilment of the Condition in Clause 2.1(a) and attach to such notice a copy of the letter from the Stock Exchange granting listing of and permission to deal in the Placing Shares.

3.	APPOINTMENT OF THE PLACING AGENT

3.1	Appointment

Subject to the provisions of this Agreement, the Company hereby appoints the Placing Agent as the sole placing agent to the exclusion of all others and the Placing Agent, relying on the representations, warranties and undertakings herein contained and subject to the conditions as hereinafter mentioned agrees to act as agent for the Company during the Placing Period to procure subscribers for, or failing which itself to subscribe as principal, 153,000,000 Placing Shares (not including those in the Over-allotment Option) at the Placing Price (together with such Stock Exchange trading fee, SFC transaction levy and SFC investor compensation levy as may be payable by the Placees).

3.2	Placing

The Placing Agent shall be entitled to conduct and undertake the Placing in such manner as it thinks fit including, without prejudice to the generality of the foregoing, the manner of reporting the transaction to the Stock Exchange and the SFC and the choice of Placees, subject to the requirements of the Listing Rules and other applicable laws and regulations. In particular, the Placing Agent will use its reasonable endeavours to ensure that (i) each Placee is a third party that is independent of and not connected with the Company, any promoter, director, supervisor, chief executive or substantial shareholder of the Company or any of its Subsidiaries, or any of their respective associates (as defined in the Listing Rules) and (ii) the Placing Shares will not be offered or sold in the United States or to U.S. Persons unless the Placing Shares are registered under the Securities Act, or an exemption from the registration requirements of the Securities Act is available. Placees purchasing Placing Shares pursuant to the private placement exemptions from registration under the Securities Act shall complete a purchaser’s letter substantially in the form set forth in Schedule 3. The Placing Agent shall promptly provide to the Stock Exchange all information concerning itself and the Placees in accordance with the relevant provisions of the Listing Rules and as the Stock Exchange may reasonably require.

3.3	Powers

The Company hereby confirms that this appointment confers on the Placing Agent:-

(a)	all powers and authorities to issue any placing letter to, and to enter into contracts on behalf of the Company (subject to and in accordance with the terms and conditions described herein) with, prospective Placees, and on behalf of the Company to execute and deliver any and all documents and generally to do all such other lawful and proper acts and things as the Placing Agent may consider necessary or desirable to effect the Placing and issue of the Placing Shares to the Placees thereof and the registration thereof in their names (or as they may direct); and

(b)	all other powers, authorities and discretions on behalf of the Company which are necessary for, or reasonably incidental to, the lawful making of the Placing and the due performance of this Agreement, and the Company hereby agrees to ratify and confirm everything which the Placing Agent shall lawfully and reasonably do on its behalf in the exercise of such appointment, powers, authorities and discretions or otherwise pursuant to or in anticipation of the terms of this Agreement.

3.4	Undertaking

The Placing Agent confirms, acknowledges and undertakes to the Company in the terms of Schedule 2 hereto.

3.5	Agency

Any transaction properly carried out by the Placing Agent (or a sub-placing agent or sub-underwriting agent) under and in accordance with this Agreement shall constitute a transaction carried out at the request of the Company and the Company agrees that the Placing Agent shall not be responsible for any loss or damage (except for any loss or damage arising out of any gross negligence, wilful default, non-compliance with its material obligations under this Agreement or fraud on the part of any Placing Agent or any of its sub-placing agents) suffered by or caused to the Company arising from or in connection with any transaction or matter pursuant to or relating to this Agreement and the performance of the terms hereof or from any alleged insufficiency of the Placing Price.

3.6	Sub-Agents

The Company hereby acknowledges that the Placing Agent, in performing its functions under this Clause 3, is authorised to appoint one or more sub-placing or sub-underwriting agents (“Sub-Agents”) and that such Sub-Agents shall be the agents of the Placing Agent relating to the Placing on the terms of and subject to the provisions of this Agreement and the Company hereby authorises and confirms that it will, forthwith upon request by the Placing Agent, ratify and approve all actions legally and properly taken or to be taken by such Sub-Agents in connection with the Placing in accordance with the terms of this Agreement. The Company further acknowledges that such Sub-Agents shall be entitled to rely on the representations, warrants and undertakings contained in this Agreement. The Placing Agent confirms and undertakes that it shall require the Sub-Agents to observe the selling restrictions set out in Schedule 2 of this Agreement.

3.7	Unplaced Shares

In the event that, as at the Completion Date, there are any Unplaced Shares, the Placing Agent shall on the Completion Date subscribe the Unplaced Shares at the Placing Price less the amounts referred to in Clause 5. If there are no Unplaced Shares as at the end of the Completion Date, the obligations of the Placing Agent under this Clause shall cease.

4.	COMPLETION OF THE PLACING

Subject to fulfilment of the Conditions, Completion shall take place in the following manner: -

(a)	on or before 11:00 a.m. on the Completion Date, the Company shall allot and issue all Placing Shares and deposit all Placing Shares into the CCASS Participant Account designated by the Placing Agent; and

(b)	on or before 11:00 a.m. on the Completion Date, the Placing Agent shall pay or procure payment to the Company in HK$ the Placing Proceeds less the Expenses and the placing commission payable to it pursuant to Clause 5.1(a) by cheque (crossed “account payee only”) or cashier’s order drawn on a licensed bank in Hong Kong and payable to the Company or, if the Company so requests in writing, by transfer to such bank account as the Company may have nominated in writing or by such other means as the Company and the Placing Agent may agree.

5.	COMMISSIONS AND EXPENSES

5.1	Fees, Commissions and Expenses

In consideration of the services of the Placing Agent, the Company shall pay to the Placing Agent:-

(a)	provided that Completion occurs, a placing commission in HK$ dollars of 2% of the Placing Proceeds (out of which the Placing Agent will pay any placing commissions payable by them to any Sub-Agents in respect of the Placing) plus any sum payable pursuant to Clause 12.3 which the Placing Agent shall, without prejudice to the Company’s obligations herein provided, be at liberty to deduct from the amount of the Placing Proceeds payable by it to the Company as provided in Clause 4 (b); and

(b)	SFC transaction levy, Stock Exchange trading fee, SFC investor compensation levy as may be payable by the Company in respect of the Placing Shares and the Placing Agent’s legal fees, costs, disbursements and other expenses incurred in connection with this Agreement, the Placing, and all matters and documentation relating thereto, which the Placing Agent shall, without prejudice to the Company’s obligations herein provided be at liberty to deduct from the amount of the Placing Proceeds payable by it to the Company as provided in Clause 4(b).

5.2	Brokerage

The Company hereby acknowledges that, in addition to the commission, costs, charges and expenses referred to in Clause 5.1, the Placing Agent shall be entitled to keep for its own account any brokerage that it may receive from the Placees.

5.3	Payment

Save as expressly provided in this Agreement, all costs, charges and expenses of or incidental to this Agreement and the Placing shall be paid by the party incurring those expenses. All payments to be made by the Company pursuant to this Clause 5 shall be made in full without any set-off, deduction or withholding whatsoever. The Company shall be liable for the costs and expenses of its own legal and other professional advisers and out-of-pocket expenses incurred in connection with the Placing.

6.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

6.1	Representations and Warranties

In order to induce the Placing Agent to enter into this Agreement and to perform its obligations hereunder, the Company represents, warrants and undertakes to the Placing Agent, for itself and as agent for each of the Placees, in the terms of Schedule 1.

6.2	Period

The representations, warranties and undertakings contained in this Clause 6 are given as at the date of this Agreement and will be deemed to be repeated at completion of the Placing and at the allotment of any Over-allotment Option Shares pursuant to the exercise of the Over allotment Option and on each day between with reference to the facts and circumstances then subsisting.

6.3	Notification of Breach

The Company undertakes to notify the Placing Agent of any matter or event which becomes known to it prior to completion of the Placing and of the allotment of the Over-allotment Option Shares pursuant to the exercise of the Over-allotment Option which would or would reasonably be considered to render or have rendered any representation or warranty given by it to be or to have been untrue, inaccurate or misleading in any respect.

6.4	Breach

If prior to Completion it becomes known to the Placing Agent that any of the representations or warranties given by the Company in Clause 6.1 is untrue, inaccurate or misleading which is material in the context of the Placing, the Placing Agent may by notice to the Company terminate this Agreement, whereupon this Agreement shall terminate and Clause 11.2 shall apply.

6.5	New Factors

Without prejudice to Clause 6.3, the Company shall immediately procure that particulars of every significant new factor known to it which is capable of affecting assessment of the Placing Shares in the context of the Placing which arises between the date hereof and the last date for exercise of the Over-allotment Option pursuant to Clause 12 hereof shall be promptly provided to the Placing Agent.

7.	INDEMNITY AND LIMITATION ON CLAIMS

7.1	The Company hereby undertakes to the Placing Agent (for itself and as trustee for each of its subsidiaries and holding companies and subsidiaries of such holding companies and each of their respective officers, employees and agents) and each sub-placing agent or sub-underwriter (each, together with the relevant Placing Agent, an “Indemnified Person”) appointed under this Agreement to indemnify and hold indemnified each Indemnified Person against any and all liabilities, losses, claims, costs, charges and expenses of any nature whatsoever (including, without limitation, all costs, charges and expenses which any Indemnified Person may incur or bear in disputing or defending any such claim made against it or establishing any claim on its part under this Clause 7) arising from or in respect of any investigation actions, claims, demands, proceedings or judgements which may be instituted or brought or threatened by any person or governmental or regulatory agency or authority against any such Indemnified Person (whether or not the same is successful, compromised or settled) in each case arising out of, in relation to or in connection with the performance by the Placing Agent of its obligations hereunder, or any Placee or other acquirer of any of the Placing Shares or any subsequent purchaser or transferee thereof or any other person claiming that he has suffered loss in respect of such shares, or otherwise as a result of or in connection with:-

(a)	the placing of the Placing Shares;

(b)	any material breach of any of the representations, warranties and undertakings in this Agreement; or

(c)	otherwise in connection with the Placing and the Over-allotment Option and this Agreement

(all of the above, together “Liabilities”).

7.2	No claim shall be made against the Placing Agent or any person, appointed as a sub-underwriter or sub-placing agent pursuant to this Agreement by the Company to recover any damage, cost, charge or expense which the Company may suffer or incur by reason of or arising from the carrying out by the Placing Agent of the work to be done by it pursuant hereto or the performance of its obligations hereunder or otherwise in connection with the Placing (except for any loss or damage arising out of any gross negligence, wilful default, non-compliance with its obligations under this Agreement or fraud on the part of the Placing Agent).

7.3	The foregoing provisions of this Clause 7 shall remain in full force and effect notwithstanding completion of the Placing.

8.	PLACING ANNOUNCEMENT, ADVERTISEMENT AND CONFIDENTIALITY

8.1	The Company shall cause the Placing Announcement in the form agreed by it and the Placing Agent and initialled by them or on their behalf, subject to such modifications as they may agree to be published in English and in Chinese on the first Business Day after the date of this Agreement, and shall cause a similar announcement to be filed with the SEC and the NYSE. Subject only thereto, the Company and its Subsidiaries shall save as required by law or relevant requirements of the Stock Exchange, NYSE or the Shanghai Stock Exchange, keep the contents of this Agreement confidential and shall not make any public announcement or communication regarding the Placing or concerning the Company or any of its Subsidiaries which is material in relation to the Placing at any time before completion thereof without prior written approval from the Placing Agent (which consent not to be unreasonably withheld or delayed). Thereafter, no such announcement or communication shall be made by the Company or the Placing Agent for the period of one week after the Completion Date without the party in question consulting the other party and taking into account that party’s reasonable request in relation to content, timing and manner of the making thereof.

9.	RESTRICTIONS ON DISPOSAL OF SHARES AND RIGHT OF FIRST REFUSAL

9.1	The Company undertakes to the Placing Agent that (except for (i) the allotment and issue of the Placing Shares pursuant to this Agreement and (ii) any H Shares or other securities or rights issued or granted to shareholders by way of bonus or under any scrip dividend or similar arrangement providing for the allotment of shares in lieu of the whole or part of a dividend on shares of the Company in accordance with its Articles of Association or on the exercise of rights existing at the date of this Agreement) for the period of three months from Completion Date it will not (otherwise than pursuant to the Over-allotment Option), allot or issue, or agree to allot or issue H Shares or other securities of the Company or grant or agree to grant any options, warrants or other rights to subscribe for or convertible or exchangeable into H Shares or other securities of the Company or repurchase H Shares or other securities of the Company (either conditionally or unconditionally, or directly or indirectly, or otherwise) or announce any intention to do so during the three months immediately following the Completion Date unless the prior written consent of the Placing Agent have been obtained (such consent not to be unreasonably withheld or delayed).

10.	FURTHER ASSURANCE

10.1	The Company shall execute and perform (and procure that there are executed and performed) such further documents and acts as the Placing Agent may reasonably require to give effect to the provisions of this Agreement and, in particular, to vest the beneficial and registered ownership of the Placing Shares in the Placees, and to give effect to the provisions of this Agreement.

10.2	The Company undertakes to the Placing Agent to take all action necessary to procure that the Placees are registered as shareholders, and that they are duly issued with share certificates (if requested by the Placees and/or the Placing Agent), in respect of the Placing Shares as soon as reasonably practicable after Completion.

10.3	The Company shall not, and shall procure that no member of the Group shall at any time prior to or in the Completion Date do or omit to do anything which may cause any of the representations and warranties made by it and set out in this Agreement to be untrue or misleading in any material respect.

11.	TERMINATION

11.1	Events

Notwithstanding any other provision of this Agreement, if at any time on or prior to 9:30 a.m. on the Completion Date:

(a)	there develops, occurs or comes into effect:

(i)	any event, development or change (whether or not local, national or international or forming part of a series of events, developments or changes occurring or continuing before, on and/or after the date hereof), including an event or change in relation to or a development of an existing state of affairs of a political, military, industrial, financial, economic, fiscal, regulatory or other nature, whether or not ejusdem generis with any of the foregoing, resulting in an adverse change in, or which might be expected to result in a material adverse change in, political, economic, fiscal, financial, regulatory or stock market conditions;

(ii)	the imposition of any moratorium, suspension or material restriction on trading in securities generally on the Stock Exchange due to exceptional financial circumstances or otherwise

(iii)	any material adverse change in conditions of local, national or international securities markets

(iv)	any new law or regulation or material change in existing laws or regulations or any change in the interpretation or application thereof by any court or other competent authority in Hong Kong or any other jurisdiction relevant to the Group;

(v)	a material change or development involving a prospective change of taxation or exchange control (or the implementation of exchange control) in Hong Kong or elsewhere; or

(vi)	the instigation of any litigation or claim of material importance by any third party against any member of the Group, and which, in the opinion of the Placing Agent after such consultation with the Company as is reasonably feasible in the circumstances is or is likely to be materially adverse to the Group or would materially prejudice the success of the Placing; or

(vii)	any event, a series of events beyond the reasonable control of the Placing Agent (including acts of government, strikes, lock-outs, fire, flooding, acts of God, outbreak of diseases); or

(b)	it comes to the notice of the Placing Agent that any of the representations, warranties or undertakings of the Company contained in this Agreement is untrue or inaccurate, or has been breached or not complied with in any respect considered by the Placing Agent to be material or any event occurs or any matter arises on or after the date hereof and prior to the Completion Date which if it had occurred or arisen before the date hereof would have rendered any of the representations and warranties untrue or incorrect in any material respect or there has been a material breach by the Company of any other provision of this Agreement; or

(c)	it comes to the notice of the Placing Agent that there has been any change in the business or financial or trading position of the Group considered by the Placing Agent after such consultation with the Company as is reasonably feasible in the circumstances to be material and adverse then and in any such case, the Placing Agent may by written notice to the Company terminate this Agreement whereupon clause 11.2 shall apply.

11.2	Effect of Termination

If this Agreement terminates or is terminated in accordance with its terms, then the provisions of this Agreement shall (save for Clauses 5, 6, 7 and 8) cease to have any force or effect and no party hereto shall have any claim against any other party hereto, but without prejudice to the then accrued rights and obligations of the parties in respect of any antecedent breaches of any obligations under this Agreement and to the continued application of all provisions hereof relating to the interpretation or enforcement of such provisions.

12.	OVER-ALLOTMENT OPTION

12.1	The Company hereby grants the Over-allotment Option to the Placing Agent exercisable at any time during the period commencing from the date of this

Agreement and ending at 4:30 p.m. of the 3rd Business Day after the date of this Agreement (“Over-allotment Option Period”) to require the Company to issue the Over-allotment Option Shares in such numbers and to such persons as the Placing Agent shall in its absolute discretion direct, at the Placing Price per Over-allotment Option Share.

12.2	The Over-allotment Option will be exercisable in whole or in part and from time to time, during the Over-allotment Option Period for the purposes of:

(a)	covering over-subscriptions in connection with the Placing; and/or

(b)	covering over-allocations which may be made in connection with the Placing.

The Over-allotment Option shall be exercisable by written notice served by the Placing Agent on the Company at any time during the Over-allotment Option Period setting out the number of the Shares as to which the Placing Agent is then exercising the Over-allotment Option. Upon the exercise of the Over-allotment Option, the Placing Agent shall be obliged to procure subscribers for, or failing which itself to subscribe as principal, such number of Over-allotment Option Shares specified in the written notice above. Payment and delivery shall be simultaneous and time and date of payment and delivery shall be at the same time as the Completion of the Placing.

12.3	The Company acknowledges and agrees that the amount payable by the Placing Agent to the Company with respect to the Over-allotment Option Shares in respect of which the Over-allotment Option has been exercised by the Placing Agent shall be the aggregate Placing Price for such Over-allotment Option Shares less a placing commission in HK dollars of 2% of the Over-Allotment Placing Proceeds (out of which the Placing Agent will pay any placing commissions payable to Sub-Agents). The Company shall pay the relevant brokerage, and if required by the Stock Exchange, the SFC Transaction levy, Stock Exchange trading fee and SFC investor compensation levy for such Over-allotment Option Shares and such out-of-pocket and other expenses as may be reasonably incurred by the Placing Agent in relation to the exercise of the Over-allotment Option. Such amounts may be deducted by the Placing Agent from the Over-Allotment Placing Proceeds prior to payment to the Company.

12.4	On and subject to the terms of this Agreement, the Company hereby undertakes that it will after receipt of the notice referred to in Clause 12.2 above from the Placing Agent duly allot and issue such number of Over-allotment Option Shares as set out in the notice to such person(s) as the Placing Agent may request in such notice.

13.	GENERAL

13.1	Variation

Any variation to this Agreement shall be binding only if recorded in a document signed by each of the parties hereto.

13.2	Time of Essence

Any time, date or period mentioned in this Agreement may be extended by mutual agreement between the Company and the Placing Agent but as regards any time, date or period originally fixed or any date or period so extended as aforesaid, time shall be of the essence of this Agreement.

13.3	Waiver and Indulgence

The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law and shall survive and not be affected by completion of the Placing or the allotment of the Over-allotment Option Shares pursuant to the exercise of the Over-allotment Option. No failure by any party to exercise, and no delay on its part in exercising, any right power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right power or remedy or prejudice or affect any right against any person under the same liability whether joint, several or otherwise. Without limiting the foregoing, no waiver by any party of any breach of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

13.4	Agreement Binding and Assignment

This Agreement shall be binding on and enure for the benefit of each party’s respective successors and permitted assigns. None of the parties may assign or transfer any of their rights or obligations under this Agreement, save that the Placing Agent may assign the benefit of the representations warranties and undertakings contained herein (in whole or in part) to the Indemnified Parties or the Placees and their respective successors (or any one or more of them).

13.5	Counterparts

This Agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

14.	NOTICES

14.1	Addresses

All notices delivered hereunder shall be in writing in the English Language or the Chinese Language and shall be communicated to the address and/or to the facsimile number of the party specified herein, or to such other address and/or facsimile number as the relevant party shall have notified to the other parties hereto in accordance with the terms hereof:

If to the Company, to:

Address	:	40 Fushan Road, Zoucheng, Shandong Province 273500, PRC
Fax Number	:	(537)538 3311
Attention	:	Mr. Wu Yuxiang/ Mr. Chen Guangshui

If to the Placing Agent, to:

BNP Paribas Peregrine Capital Limited:

Address	:	36/F Asia Pacific Finance Tower, 3 Garden Road, Central, Hong Kong
Fax Number	:	2845-3664
Attention	:	Gilbert Wong

14.2	Service

Any such notice shall be served personally by hand or by post or by facsimile. Any notice shall be deemed to have been given, if served personally by hand during normal business hours, when delivered and if sent by post, 3 days after posting or 7 days after posting in the case of air mail and if sent by facsimile, upon receipt of confirmation of transmission. Any notice received on a day which is not a Business Day shall be deemed to be received on the next Business Day.

15.	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the Hong Kong courts in connection herewith.

IN WITNESS whereof the Parties hereto have caused this Agreement to be duly executed on the date first above written.

SCHEDULE 1

WARRANTIES

1.	The Company is duly incorporated and is validly existing under the laws of the place of its incorporation with power to conduct its business in the manner presently conducted and the information contained in the recitals to this Agreement is true and accurate.

2.	The Company has the full right, power and authority to enter into and perform its obligations under this Agreement and to allot and issue the Placing Shares and all necessary authorisations, approvals, consents and licences relating to the same have been unconditionally obtained and are in full force and effect, and this Agreement is duly authorised and when executed is a legal, valid and binding agreement of the Company, enforceable in accordance with its terms.

3.	The execution and delivery of, and the performance by the Company of its obligations under, this Agreement and the creation, allotment and issue of the Placing Shares have been duly authorised and do not and will not:

(a)	result in a violation or breach of and will comply with the provisions of the articles of association or the constitutive documents of the Company and all relevant applicable provisions of the Companies Ordinance, the Listing Rules, the Hong Kong Code on Takeovers and Mergers and all other applicable laws, rules and regulations; or

(b)	result in a breach of, or constitute a default under, or result in the creation or imposition of any lien, charge, encumbrance or claim pursuant to, any instrument, agreement or arrangement to which any member of the Group is a party or by which any member of the Group or any of their respective assets are bound; or

(c)	result in a breach of any laws to which any member of the Group is subject or by which any member of the Group or any of their respective assets are bound; or

(d)	require any sanction or consent of the Company’s shareholders which has not been obtained as at the date hereof.

4.	All approvals, sanctions, consents, permissions and authorisations from any relevant governmental or other authority or any other person required for the creation, allotment and issue of the Placing Shares have been or will (prior to the commencement of the Placing) be validly obtained.

5.	All of the Placing Shares will, when allotted and issued, be properly allotted and issued and will:

(a)	be duly and validly authorised and issued and will be fully paid up;

(b)	have attached to them the rights and benefits specified in the articles of association of the Company and in particular, with all rights attaching thereto as at the Completion Date, including the right to dividend or distribution declared, made or paid on or after the Completion Date;

(c)	rank pari passu in all respects with the H Shares in issue as at the date of this Agreement;

(d)	not be subject to any pre-emptive or other similar rights in relation to the transfer thereof;

(e)	be free from any mortgage, charge, pledge, lien, option, third party right or interest or other encumbrances, security interests or claims of any nature whatsoever; and

(f)	be evidenced by share certificates which will be in a form which complies with all applicable laws and which certificates will constitute good evidence of title in respect of the Placing Shares.

6.	All of the existing issued H Shares are listed on the Stock Exchange and will continue to be so listed at completion of the Placing and the allotment of the Over-allotment Option Shares pursuant to the exercise of the Over-allotment Option and there are no circumstances whereby such listing may be suspended (other than suspension resulting from any delay in clearance of the Placing Announcement in connection with the Placing by the Stock Exchange), cancelled or revoked. The Company is not in breach of any rules, regulations or requirements of the Stock Exchange, the SFC, the NYSE, the SEC or any other regulatory authority or governmental agency.

7.	The Company is not aware of any circumstances whereby the listing of the Placing Shares will be suspended (other than suspension resulting from any delay in clearance of the Placing Announcement in connection with the Placing by the Stock Exchange), cancelled or revoked.

8.	The Company will promptly provide the Placing Agent, at its reasonable request, with all such information known to it or which on reasonable enquiry ought to be known to it relating to the Group as may be required by the Placing Agent in connection with the Placing for the purpose of complying with any applicable law, regulation or direction (including the establishment of any defense to any action under any of the same, whether relating to due diligence or otherwise) or any requirement of the Stock Exchange, the NYSE, the SFC, the SEC or any other applicable regulatory body.

9.	The Company shall not, and shall procure that no connected person (as defined in the Listing Rules) of the Company shall, subscribe or agree to subscribe any of the Placing Shares.

10.	All information supplied or disclosed by or on behalf of the Company or any director of the Company to the Placing Agent or its respective legal and other professional advisers for the purposes of the Placing is true and accurate in all respects and not misleading.

11.	The Company does not have actual knowledge of any matter: -

(a)	which has not been disclosed to the public;

(b)	which is not otherwise in the public domain;

(c)	of which the Placing Agent is unaware; and

(d)	which has arisen otherwise than in the ordinary course of the business of the Group (or any member thereof)

and which is material in the context of the Placing and could, reasonably be regarded as making it inadvisable or inexpedient to proceed with the Placing.

12.	The recitals of this Agreement and all facts and information contained in the Placing Announcement to be published in accordance with Clause 8 concerning the Company are and will at the date of issue thereof be true, correct and complete in all respects and not misleading in the form and context in which they appear.

13.	Save for this Agreement, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or any Placing Agent for any brokerage, commission, finder’s fee or other like payment in connection with the Placing.

14.	The Accounts:-

(a)	have been prepared in accordance with all applicable laws and regulations and on a basis consistent with previous audited accounts of the Group in respect of the immediately preceding financial years and in accordance with generally accepted accountancy principles, standards and practices in Hong Kong as at the date of the Accounts;

(b)	give a true and fair view of the state of affairs of the Group as at, and its results for the financial period ended on, 31 December 2003 and correctly set out the issued share capital, assets, liabilities and reserves of the Group as at such date; and

(c)	make full provision for all actual liabilities (including without limitation in respect of taxation) and contain proper provision for or notes of all contingent and prospective liabilities (including without limitation in respect of taxation) and capital commitments.

15.	Since the date of the Accounts:

(a)	each member of the Group has carried on its business in the ordinary and usual course so as to maintain it as a going concern and in the same manner as previously carried on and since such date has not entered into any material contract, transaction or commitment outside the ordinary course of business or of an unusual or onerous nature;

(b)	there has been no material adverse change in the condition, financial, trading or otherwise of the business or prospects of the Group taken as a whole nor has there been any development involving a prospective material adverse change in or affecting the general affairs, management, financial position, prospects, shareholders’ equity or results of operations of the Group taken as a whole;

(c)	each member of the Group has continued to pay its creditors in the ordinary course of business;

(d)	each member of the Group has not to any material extent acquired, sold, transferred or otherwise disposed of any assets of whatsoever nature or cancelled, waived, released or discounted in whole or in part any debts or claims, save in transactions involving only members of the Group;

(e)	each member of the Group has not taken on or become subject to any material contingent liability, save in respect of obligations of other members of the Group.

16.	There are no circumstances relating to the Group or its financial or trading position or prospects which are not generally known but, if they were known to a potential acquirer of the Placing Shares might affect the decision of such person to acquire the Placing Shares on the terms of this Agreement or might affect the willingness of the Placing Agent

17.	No event or circumstance has occurred which constitutes or could constitute an infringement or default, or could result in the acceleration of any obligation, under any agreement, undertaking, instrument or arrangement to which any member of the Group is a party or by which any member of the Group or any of its properties, revenues and assets are bound, and no member of the Group has received notice to repay under any agreement relating to any borrowing or indebtedness in the nature of borrowing on the part of any member of the Group which is repayable on demand, or to perform any guarantee or indemnity given by any of them in relation to the indebtedness or obligations of any person, and to the knowledge of the Company there are no circumstances which might lead to any of the aforesaid events, matters or circumstances arising or occurring.

18.	No member of the Group is in breach of or in default (nor has any event occurred which, with the giving of notice or the lapse of time or both would result in a default) under any law, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease, licence, certificate or authorisation or other agreement or instrument to which it is a party or which is binding upon or affects it or any of its assets or revenues or the operation of its business, or is in breach or violation of its business licence, memorandum and articles of association, bye-laws or other constitutive documents, to an extent which is material in the context of the Group as a whole.

19.	No member of the Group has taken any action, nor have any other steps been taken, or any legal proceedings been started or threatened, by any person against any member of the Group, or for its winding up or dissolution, or for it to enter into any arrangement or composition for the benefit of creditors, or for the appointment of a receiver, trustee, administrator or similar officer of any of them, or any of their respective properties, revenues or assets, and each member of the Group can pay its debts as and when they fall due for payment.

20.	No member of the Group is engaged or involved directly or indirectly in any litigation, arbitration, governmental or administrative proceeding or investigation, claim or dispute which individually or collectively is or may have a material adverse effect on the Company or any other member of the Group or on the financial position of the Group taken as a whole or is or may otherwise be of material importance in the context of the Placing and so far as the Company is aware, having made all due and reasonable enquiries, no such litigation, arbitration, proceeding, investigation, claim or dispute is threatened or pending nor are there any circumstances which are likely to give rise to any such litigation, arbitration, governmental or administrative proceeding, investigation, claim or dispute.

21.	All applicable returns, reports or filings which ought to have been made by or in respect of each member of the Group for taxation purposes have been made and all such returns are up to date, correct and on a proper basis and are not the subject of any dispute with the relevant revenue or other appropriate authorities and to the knowledge of the Company, there are no present circumstances likely to give rise to any such dispute.

22.	The Company is not in breach in any material respect in the context of the Placing of any rules, regulations or requirements of the Stock Exchange or any applicable law, decree, judgement, legislation, order, regulation, statute, ordinance, treaty or other legislative measure;

23.	Until the expiration of 40 days after the Completion Date, the Company will not deposit any of its securities with the depositary administering the Company’s American Depositary Receipts program.

24.	The Company will be responsible for any Stock Exchange trading fee, SFC transaction levy and SFC investor compensation levy payable (insofar as they are payable by the Company pursuant to the Listing Rules) by the Company and will indemnify the Placing Agent against any liability, claim, cost, charge or expense in respect thereof or in connection therewith;

25.	Otherwise than in the ordinary course of business, none of the Company or its Subsidiaries has entered into a material contract or commitment of an unusual or onerous nature which, in the context of the Placing might be material for disclosure and each such company has carried on its business in the ordinary and usual course;

26.	Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act) nor any person acting on its or their behalf (1) has, directly or indirectly, made offers or sales of any security, or solicited offers to buy, or will do so, or otherwise negotiated in respect of, any security, under circumstances that would require the registration of the Placing Shares under the Securities Act or (2) has engaged, or will engage, in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with any offer or sale of the Placing Shares in the United States;

27.	Neither the Company nor any of its affiliates (as defined in Rule 405 under the Securities Act) nor any person acting on its or their behalf (other than the Placing Agent or any of its affiliates as to which no representation is made) has engaged, or will engage, in any directed selling efforts (as defined in Regulation S) with respect to the Placing Shares;

28.	Neither the Company nor any of its affiliates (as defined in rule 501(b) of Regulation D under the Securities Act) nor any person acting on its or their behalf has taken or will take, directly or indirectly, any action designed to cause or result in, or that has constituted or which might reasonably be expected to cause, or to result in, the stabilisation in violation of applicable laws or manipulation of the price of any securities of the Company to facilitate the sale or resale of the Placing Shares;

29.	There is no substantial US market interest (as defined in Rule 902(j) of Regulation S under the Securities Act) in the Company’s securities;

30.	The Company is a foreign private issuer (as defined in Rule 405 under the Securities Act);

31.	The Placing Shares are not of the same class (within the meaning of Rule 144A under the Securities Act) as securities listed on a national securities exchange registered under section 6 of the Exchange Act or quoted in a United States automated inter-dealer quotation system;

32.	The Company is not, and as a result of the offer and sale of the Placing Shares will not, be a foreign personal holding company or a passive foreign investment company for the purposes of the United States Internal Revenue Code of 1986, as amended;

33.	Within the six months preceding the date of this Agreement, neither the Company nor any person acting on its behalf has offered or sold to any person any H Shares or any securities of the Company of the same or a similar class as the Placing Shares. The Company will take reasonable precautions designed to ensure that any offer or sale, direct or indirect, in the United States or to any US person (as defined in Rule 902 under the Securities Act) of any H Shares or any substantially similar securities issued by the Company, within six months subsequent to the date on which the distribution of the Placing Shares has been completed, is made under restrictions and other circumstances reasonably designed to ensure that any such offer or sale will not affect the status of the sale of the Placing Shares in the United States and to US persons contemplated by this Agreement as transactions exempt from the registration provisions of the Securities Act; and

34.	The Company is not, and as a result of the offer and sale of the Placing Shares will not, be an “investment company” registered or required to be registered under the US Investment Company Act of 1940, as amended.

SCHEDULE 2

SELLING RESTRICTIONS

The Placing Agent confirms and undertakes to the Company that:-

1.	General :- The Placing Agent has not and will not, directly or indirectly, offer, sell or deliver any Placing Shares or distribute or publish any documents in relation to the Placing (including without limitation to the foregoing, any prospectus, form of application, offering circular, advertisement or other offering material or any report or other document intended to invite or lead to offers or agreements being made to subscribe the Placing Shares) or make any representations or statements in relation to the Placing) in any country or jurisdiction except in accordance with the provisions of this Agreement under circumstances that will not result in the breach of any applicable laws and regulations or give rise to a requirement for any prospectus to be published or filed or any registration or qualification to be made or obtained, and all offers, sales and deliveries of the Placing Shares will be made on such terms.

2.	Hong Kong :- The Placing Agent represents and agrees that (i) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Placing Shares other than to persons whose ordinary business is to buy or sell shares or debentures, whether as personal or as agent, or otherwise in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance and (ii) the Placing Agent has not issued or caused to be issued and will not issue any documents in relation to the Placing in Hong Kong (unless permitted to do so under the securities laws of Hong Kong) other than with respect to the Placing Shares intended to be disposed of to persons outside Hong Kong or only to “professional investors” which the meaning of the Securities and Futures Ordinance and any rules made thereunder.

3.	Terms used in this Section shall have the meanings ascribed to them in Regulation S.

The Placing Shares have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, US persons except pursuant to an exemption from the registration requirements of the Securities Act. The Placing Agent further confirms and undertakes that it has offered and sold the Placing Shares and agrees that it will offer to sell the Placing Shares, only (i) outside the United States, in offshore transactions as defined in, and in accordance with, Rule 903 of Regulation S or (ii) within the United States, to institutional “accredited investors” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act that have completed a purchaser’s letter in the form set forth in Schedule 3. Neither the Placing Agent nor its affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act) nor any person acting on its or their behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with any offer or sale of the Placing Shares in the United States. All offers and sales of the Placing Shares shall only be made under restrictions and other circumstances designed to preclude a distribution that would otherwise require registration of the Placing Shares under the Securities Act and in all cases in compliance with the Securities Act, the U.S. Securities Exchange Act of 1934 and applicable United States laws. The Placing Agent will not deposit the Placing Shares, or cause Placing Shares to be deposited into any unrestricted depositary receipt facility established or maintained by a depositary bank unless and until such time as the Placing Shares are no longer “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act. The Placing Agent agrees that, at or prior to the Completion Date, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Placing Shares from it during the distribution compliance period a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and may not be offered, sold or resold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and the closing date of the offering, except in either case (1) outside the United States in offshore transactions in accordance with Regulation S under the Securities Act or (2) within the United States in accordance with Rule 144 under the Securities Act (if available). In such case, such offer or sale must be made in accordance with any applicable securities laws of any state of the United States. Terms used above have the meanings given to them by Regulation S under the Securities Act.”

4.	United Kingdom :- The Placing Agent has not offered or sold and will not offer any Placing Shares in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995. Each Placing Agent has not communicated or caused to be communicated any invitation or inducement to engage in investment activity (using the meaning of Section 21 of the Financial Services Act 2000) received by it in connection with the issue or sale of any Placing Shares except in circumstances in which Section 21(1) of the Financial securities and Markets Act 2000 does not apply to the Company. Each Placing Agent has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the Placing Shares in, from or otherwise involving the United Kingdom. Each Placing Agent has issued or passed on and will issue or pass on in the United Kingdom any publication or document received by it in connection with the Placing only to and are directed at persons who have professional experience in matters relating to investment falling within Article 19(1) of The Financial Services and Markets Act 2000 (Financial Promotion) Order 2001 (the “Order”) or high net worth entities, and other persons to whom it may otherwise lawfully be communicated falling within Article 49(1) of the Order (all such persons together being referred to as “relevant persons”). The Placing Shares are available only to, and any institutions, offer or agreement to subscribe purchase or otherwise acquire such will be engaged in only with, relevant persons who is a person to whom the publication or document may otherwise lawfully be issued or passed on.

SCHEDULE 3

PURCHASER’S LETTER

BNP Paribas Peregrine Capital Limited, 36/F., Asia Pacific Finance Tower Citibank Plaza 3 Garden Road Central, Hong Kong	Yanzhou Coal Mining Company Limited 40 Fushan Road Zoucheng, Shandong Province 273500 People’s Republic of China

Ladies and Gentlemen:

Re: Yanzhou Coal Mining Company Limited

We are delivering this letter in connection with the placing of up to 204,000,000 newly issued overseas listed foreign shares (the “Placing Shares”) of the Yanzhou Coal Mining Company Limited, a limited company incorporated in the People’s Republic of China as a joint stock limited company in accordance with the provisions set out in the PRC Company Law (the “Company”).

We hereby confirm that:

(i)	we are an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the United States Securities Act of 1933, as amended (the “Securities Act”), or an entity in which all of the equity owners are accredited investors within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act (an “Institutional Accredited Investor”);

(ii)	(A) any purchase of the Placing Shares by us will be for our own account or for the account of one or more other Institutional Accredited Investors or as fiduciary for the account of one or more trusts, each of which is an “accredited investor” within the meaning of Rule 501(a)(7) of Regulation D under the Securities Act and for each of which we exercise sole investment discretion; if we are purchasing for the accounts of other Institutional Accredited Investors, (1) we reasonably believe that each such Institutional Accredited Investor can bear the economic risk of its investment in the Placing Shares and (2) we have all necessary authority to make the foregoing representations on behalf of, and to act for, each such Institutional Accredited Investor, or (B) we are a “Bank” within the meaning of Section 3(a)(2) of the Securities Act or a “Savings and loan association” or other institution described in Section 3(a)(5)(A) of the Securities Act that is acquiring the Placing Shares as fiduciary for the account of one or more institutions for which we exercise sole investment discretion;

(iii)	we have such knowledge and experience in financial and business matters that we are capable of evaluating the merits and risks of purchasing the Placing Shares, and if we are purchasing the Placing Shares for our own account, we can bear the economic risk of our investment in the Placing Shares;

(iv)	we are not acquiring the Placing Shares with a view to distribution thereof or with any present intention of offering or selling any of the Placing Shares; and

(v)	we acknowledge that we have had access to such financial and other information and have been afforded the opportunity to ask such questions of representatives of the Company and received answers thereto, as we deem necessary in connection with our decision to purchase the Placing Shares; and we are not relying on any information other than the results of our independent investigation of the Company.

We understand that the Placing Shares are being offered in a transaction not involving any public offering within the United States within the meaning of the Securities Act and that the Placing Shares have not been and will not be registered under the Securities Act, and we agree, on our own behalf and on behalf of each account for which we acquire any Placing Shares, that, if in the future we decide to resell, pledge or otherwise transfer such Placing Shares, such Placing Shares may be offered, resold, pledged or otherwise transferred only (A) by an initial investor (i) in an offshore transaction meeting the requirements of Rule 903 or 904 of Regulation S under the Securities Act or (ii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available) (resales described in subclauses (i) and (ii) of this clause (A) are referred to herein as the “Safe Harbor Resales”), or (B) by a subsequent investor, in a Safe Harbor Resale or pursuant to any other available exemption from the registration requirements under the Securities Act (provided that Rule 144A is not an available exemption under the Securities Act and that as a condition to the registration of transfer of any Placing Shares otherwise than in a Safe Harbor Resale, the Company may require delivery of any documents or other evidence (including, but not limited to, an opinion of counsel) that it, in its sole discretion, may deem necessary or appropriate to evidence compliance with such exemption), or (C) pursuant to an effective registration statement under the Securities Act, and in each of such cases in accordance with any applicable securities laws of any state of the United States. We will notify any purchaser of Placing Shares from us of the foregoing resale restrictions, if then applicable; and we acknowledge that no representation has been made to us as to the availability of the exemption provided by Rule 144 under the Securities Act for resales of the Placing Shares.

We acknowledge that you will rely upon our confirmation, acknowledgments, representations and agreements set forth herein, and we agree to notify you promptly in writing if any of our representations or warranties herein ceases to be accurate and complete. We hereby agree that this letter or a copy hereof may be produced to any interested party in any administrative or legal proceeding or official enquiry with respect to the matters covered hereby.

We hereby certify that all necessary action has been taken to authorise the purchase of the Placing Shares and the execution of this letter.

This letter shall be governed by, and construed in accordance with, the laws of the State of New York.

Yours faithfully,
For and on behalf of

(Company name)

By:
Title:
Address:
Date:

SIGNATURE PAGE

SIGNED by Wu Yuxiang		)
)
for and on behalf of		)	(Signed) Wu Yuxing
Yanzhou Coal Mining Company Limited		)
in the presence of:		)

Witness’ signature	:		(Signed) P.H. Chik

Witness’ name	:		CHIK PUI HONG

Witness’ occupation	:		SOLICITOR

Witness’ address	:		14/F., HUTCHISON HSE
10 HARCOURT ROAD
CENTRAL
HONG KONG

SIGNED by Gilbert Wong		)
		)	(Signed) Gilbert Fong
for and on behalf of		)
BNP Paribas Peregrine Capital Limited		)
in the presence of:		)

Witness’ signature	:		(Signed) Zhu Dong

Witness’ name	:		Zhu Dong

Witness’ occupation	:

Witness’ address	:		Unit 1418, South Tower, Beijing Kerry Center, Guang Hua Road, Chuo Yang District, Beijing, PRC